[Translation]
[FRONT PAGE OF THE KUN-MORTGAGE AGREEMENT]

Woori Bank must explain the material contents hereof to the Mortgagor and deliver the General Terms and Conditions for Bank Credit Transactions and a copy of this Kun-mortgage Agreement to the Mortgagor.
Kun-mortgage Agreement
(for Bank)
Date: March 30, 2007
* As the provision of any property as security is a material legal action that may cause property loss, please make a prudent decision after carefully reading in advance the contents of this Kun-mortgage agreement (“Agreement”) and “Matters That a Security Provider Must Know” set out on the reverse page, and please fill in the blanks below in the Mortgagor’s own handwriting.

Creditor and Kun-mortgagee: Woori Bank
/s/ Han Sik Kim	((signature))

Title:	Relationship Manager
Woori Bank Chongro Corporate Banking Center
(seal of registered general manager affixed)
Address: 203, Heohyeon-dong 1 ga, Joong-gu, Seoul

Obligor:	Amkor Technology Korea, Inc.		((seal))
	Representative Director	/s/ Kyu-Hyun Kim

Address: 280-8, Sungsoo-dong 2-ga, Sungdong-gu, Seoul

Seal Authenticity
Verification

(seal affixed)

Kun-mortgagor:	Amkor Technology Korea, Inc.		((seal))
	Representative Director	/s/ Kyu-Hyun Kim

Address: 280-8, Sungsoo-dong 2-ga, Sungdong-gu, Seoul

Seal Authenticity
Verification

(seal affixed)

The parties set forth above hereby enter into a kun-mortgage agreement (this “Agreement”) as follows:
Article 1. Granting of Kun-mortgage
The mortgagor (the “Mortgagor”) approves the “General Terms and Conditions for Bank Credit Transactions” (the “General Terms and Conditions”) and grants a kun-

mortgage with respect to the property set forth in the “List of property subject to kun-mortgage” on the reverse page (the “Mortgaged Property”) subject to the following terms:
1.1	Scope of Secured Obligations
The Creditor has explained to the Mortgagor that the Mortgagor may elect to grant one of the following three (3) types of mortgages, and the Mortgagor hereby elects to have:
Specified kun-mortgage

granted to secure its obligations (including interest, default interest, and other incidental obligations).
(i)	Specified kun-mortgage: all obligations owed by the Obligor to the Creditor (including its head office and branch offices), which are existing now or will exist hereafter arising from or in connection with the following agreements:

- Foreign currency credit facility agreement dated as of ; and

- agreement dated as of ;

(ii)	Limited kun-mortgage: all obligations owed by the Obligor to the Creditor (including its head office and branch offices), which are existing now or will exist hereafter arising from or in connection with the following transactions:

- transaction; and

- transaction;

(iii)	All-inclusive kun-mortgage: all of the following obligations owed by the Obligor to the Creditor (including its head office and branch offices), which are existing now or will exist hereafter:

(a)
all obligations arising from or in connection with borrowings based on promissory notes, certificates or overdraft accounts, promissory note discounts, payment guarantee, factoring, transactions relating to installment deposits for mutual aid (sanghobukeum), transfer of corporate bonds, lending of securities, foreign exchange transactions, and other credit transactions;

(b)	all obligations arising from or in connection with credit card transactions (except where a third party other than the Obligor provides property as security);

(c)	all obligations under a guarantee relating to any transaction set forth in paragraph (a) and entered into between the Creditor and a third party; and

(d)	all obligations under promissory notes or cheques acquired by the Creditor in connection with any transaction set forth in paragraph (a) and entered into between the Creditor and a third party.
1.2	Maximum Claim Amount
(i)	USD Three Hundred Ninety (390) Million

(ii)	Notwithstanding the fact that the maximum claim amount is determined based on the initial claim amount for purposes of saving registration fees, etc., this Agreement shall in no event be construed as a kun-mortgage agreement securing certain specified obligations for such reason.
1.3	Settlement Date of Security Interest under Kun-mortgage
The Creditor has explained to the Mortgagor that the Mortgagor may elect to grant one of the following three (3) types of settlement date, and the Mortgagor hereby elects elects the date determined in accordance with:
Future Designation

as the settlement date.
(i)	Future Designation: The settlement date is not currently set. Three (3) years after the date hereof, however, the Mortgagor can designate the kun-mortgage settlement date by giving written notice; provided that such designated settlement date must be at least fourteen (14) days after the date on which the notice is received, and if fewer days are left after the notice is received, then the settlement date shall be the date falling on the 14th day after the date on which the notice is received.

(ii)	Automatic Determination: The settlement date is not currently set. Three (3) years after the date hereof, however, the Mortgagor can designate the kun-mortgage settlement date by giving written notice; provided that such designated settlement date must be at least fourteen (14) days after the date on which the notice is received, and if fewer days are left after the notice is received, then the settlement date shall be the date falling on the 14th day after the date on which the notice is received; provided further that if the Guarantor does not express any intention until five (5) years have passed from the date hereof, then the settlement date shall be the date falling on the fifth (5th) year after the date hereof.

(iii)	Designation: Year Month ___ Day
Article 2. Taking All Procedures and Responsibility for Costs

2.1 The Mortgagor shall, at the request of the Creditor, promptly take all procedures necessary for registration, recordation of granting, modification, correction, transfer, assignment, and deregistration, etc. of the kun-mortgage.
2.2 The Creditor has explained to the Obligor and the Mortgagor the types of costs incurred in connection with the procedures described in Section 2.1 above and the basis of calculation of such costs, and shall mark “Ö” below in the relevant boxes (☐) to designate which party is responsible for such costs, and the parties agree to be responsible for the relevant costs:

Category	Responsible Party
	Obligor	Mortgagor	Creditor
Registration Tax	☑	☐	☐

Education Tax	☑	☐	☐

Purchase of People’s Residence Bonds	☑	☐	☐

Judicial Scrivener’s Fees	☑	☐	☐

Deregistration (Termination of Kun-mortgage)	☑	☐	☐

Assessment/evaluation Fees	☑	☐	☐

	☐	☐	☐
2.3 Even where it is agreed that the Creditor shall be responsible for certain costs under Section 2.2 above, if it is otherwise separately agreed in connection with the Obligor’s or Mortgagor’s prepayment prior to the maturity date, the Obligor and the Mortgagor shall be jointly and severally responsible for such costs pursuant to the separate agreement.
2.4 If, on behalf of the Obligor or the Mortgagor, the Creditor has paid any costs agreed to be paid by the Obligor or Mortgagor under Section 2.2 or any costs for investigation, occupancy, maintenance, disposal, etc. of the Mortgaged Property, the Obligor and the Mortgagor shall immediately repay them to the Creditor pursuant to Article 4 of the General Terms and Conditions for Bank Credit Transactions.
Article 3. Revocation of Provision of Security and Waiver of Right to Revocation
If the Mortgagor provides a house as collateral to a third party, the Mortgagor may revoke such provision of house as collateral within three (3) days from the date hereof. In addition, the Mortgagor may, by waiving in advance the right to revoke its provision of house as collateral, immediately have this Agreement fixed immediately. If necessary, the Mortgagor shall set out its intent below in handwriting within the above period (For example, I hereby revoke on                      ___,                     , I hereby waive on

                     ___,                     ).

Do you revoke the provision of house as collateral? (If you revoke, this Agreement shall be cancelled and the Mortgagor shall not bear any responsibility as a mortgagor. In such case, all costs for granting and terminating the mortgage shall be borne by the Mortgagor)
___, (month/day/year)

Do you waive your right to revoke the provision of house as collateral? (If you waive, this Agreement shall become fixed immediately.)	___, (month/day/year)
Article 4. Special Agreement

Consultant	Title: Manager	Name:
/s/ Hongbin Lim ((signature))
* The Mortgagor shall read the following and set out the Mortgagor’s intent below in handwriting based on fact (Examples: 1. Received; and 2.Heard).

Have you certainly received the General Terms and Conditions for Bank Credit Transactions and a copy of this Agreement?	Received

Have you been explained of the material contents of the above terms and conditions and in the front and reverse pages of this Agreement?	Heard

[REVERSE PAGE OF THE KUN-MORTGAGE AGREEMENT]
Article 5. Discrepancy between a Cadastral Book and Facts
5.1 Even if there is any discrepancy between the facts and descriptions in a cadastral book or a list attached to this Agreement with respect to the Mortgaged Property, the kun-mortgage granted hereunder over the actual Mortgaged Property shall be in full force and effect, and the Mortgagor shall, at the request of the Creditor as necessary for the preservation of its claims, promptly take all necessary procedures, including without limitation, modification of the registrations or correction of such descriptions.
5.2 If there is any building unregistered on the land subject to the kun-mortgage hereunder, or if a building is newly built on such land after the date hereof, at the request of the Creditor as necessary for the preservation of its claims, the Mortgagor shall without delay make a preservation registration with respect to such building and simultaneously grant all additional kun-mortgage over such building pursuant to Article 1.
Article 6. Maintenance of Value of Security, Etc.
6.1 The Mortgagor shall obtain the prior consent of the Creditor if the Mortgagor intends to take any action to change the current state of the Mortgaged Property which action may cause to impede the preservation of the Creditor’s claims with respect to the Mortgaged Property (such as destruction/loss, damages to the Mortgaged Property, etc.).
6.2 The Mortgagor shall promptly notify the Creditor in case of any destruction/loss, damages or expropriation of or to the Mortgaged Property, other accidents to the Mortgaged Property and considerable price decrease, or if there is any concern about such destruction, etc.
6.3 In the case of Section 6.2, if there arise any claims, such as compensation, remedy, etc. due to the Mortgagor from a third party, the Mortgagor shall assign such claims to the Creditor and take all necessary procedures, and the Creditor may apply such amount received to the repayment of debts under Article 13 of the General Terms and Conditions for Bank Credit Transactions, unless there is any special reason (such as provision of another mortgaged property, etc.).
Article 7. Insurance Contracts
7.1 To extent necessary for the preservation of the claims of the Creditors with respect to the Mortgaged Property, the Mortgagor shall enter into insurance contracts in such amount and type as designated by the Creditor, grant a pledge over the rights under the insurance contracts and deliver the pledged insurance policies to the Creditor, and maintain them until there no longer exist secured obligations subject to the kun-mortgage hereunder.

7.2 If the Mortgagor enters into a separate insurance contract other than those set forth in Section 7.1 above with respect to the Mortgaged Property, the Mortgagor shall promptly notify the Creditor and, at the request of the Creditor as necessary for the preservation of its claims, grant a pledge over the rights under such contract in favor of the Creditor.
7.3 If the Mortgagor fails to comply with Section 7.1 or 7.2 and the Creditor enters into or continues an insurance contract on behalf of the Mortgagor and pays insurance premiums thereunder, the Obligor and the Mortgagor shall jointly and severally repay such premiums paid by the Creditor and any and all costs incurred, promptly to the Creditor pursuant to Article 4 of the General Terms and Conditions for Bank Credit Transactions.
7.4 If the Creditor receives an insurance amount based on insurance contracts provided in Sections 7.1 through 7.3, the Creditor may apply such amount to the repayment of debts hereunder pursuant to Article 13 of the General Terms and Conditions for Bank Credit Transactions, even prior to the maturity date, unless there is any justifiable reason (such as, provision of another mortgaged property, etc.).
Article 8. Superficies, Chonsei-kwon & Leasehold
8.1 If the Mortgaged Property is a building, where any superficies or chonsei-kwon is granted over the land on which the building is located, the Mortgagor shall, immediately upon their expiry, take all procedures necessary to have such superficies or chonsei-kwon agreements (as the case may be) continue to be in full force and effect.
8.2 If Section 8.1 is applicable, even if the relevant right to the land is leasehold, the Mortgagor shall, immediately upon its expiry, take all procedures necessary to have the lease agreement continue to be in full force and effect and, if the owner of the land is changed or the substance of the leasehold will be changed, the Mortgagor shall notify the Creditor immediately or in advance, respectively.
8.3 The Mortgagor shall not take any action that may cause termination, nullification or change of such superficies, chonsei-kwon or leasehold as provided in Section 8.1 or 8.2 (as the case may be), and if there is a concern that any of them may be terminated, nullified or changed, the Mortgagor shall take all procedures necessary for its preservation, and even if the building is destroyed or substantially damaged, the Mortgagor shall not at its discretion dispose of any such superficies, chonsei-kwon or leasehold without the consent of the Creditor.
8.4 In case the building is destroyed or substantially damaged, if there still remain debts owed to the Creditor after appropriation of an insurance amount, etc., to the repayment and the Creditor and the Mortgagor does not immediately build a new building, the Mortgagor shall be entitled to dispose of any such superficies, chonsei-kwon or leasehold, but only with the consent of the Creditor, in which case the Creditor may apply any proceeds from such disposal to the repayment of any outstanding debts pursuant to Section 6.3.
Article 9. Disposal, Management, Etc. of the Mortgaged Property
9.1 In principle, disposal of the Mortgaged Property shall be made only through court proceedings; provided that if the Mortgagor consents, the Bank may dispose of the Mortgaged Property in such manner, time, price, etc., as the Bank deems appropriate, and apply an amount remaining after deduction of costs incurred from the proceeds from such disposal, to the repayment of any outstanding debts pursuant to Article 13 of the General Terms and Conditions for Bank Credit Transactions.
9.2 Other than as set out in Section 9.1, the Creditor may, for the benefit of the Mortgagor, manage the Mortgaged Property and apply any proceeds therefrom to the repayment of any outstanding debts pursuant to Section 9.1.
9.3 If there is a concern that the Mortgaged Property may be improperly managed and destroyed, damaged or lost as the Mortgagor disappears or for any other reasons, the Creditor may take possession of the Mortgaged Property and manage it.
9.4 If Section 9.1, 9.2 or 9.3 is applicable, the Mortgagor shall without delay extend all cooperation necessary for the disposal or management of the Mortgaged Property by the Creditor.
Article 10. Response and Investigation
The Mortgagor shall, at the request of the Creditor, immediately respond to the questions of the Creditor concerning the status of the Mortgaged Property or extend all cooperation necessary for investigation.
Article 11. Relationship with Other Security or Guarantee Agreements
11.1 If the Mortgagor separately provides as security any property or guarantee in favor of the Creditor with respect to the debts owed by the Obligor to the Creditor, unless otherwise agreed, no change shall be made to such security or guarantee by this Agreement and shall be applicable cumulatively, separate from any guarantee responsibility hereunder.
11.2 If, simultaneously with providing any property as security, (to cover any possible decrease in the value of any provided security) the Mortgagor at the request of the Creditor also guarantees the Obligor’s performance of its obligations jointly and severally with the Obligor with respect to the same secured obligations, if and to the extent any such obligations under the security or guarantee are performed in part or in whole, any such obligations under the other (i.e., the guarantee or security (as the case may be)) shall be released, notwithstanding Section 11.1.

Article 12. Change • Termination • Cancellation of Security, etc.
If necessary for the transaction, the Creditor may terminate or cancel another security or guarantee, in case where the Mortgagor consents or there is no adverse impact on the enforcement of claims for compensation caused by the Mortgagor’s substitution of an existing security with a new security of the same value or more, replacement of an existing guarantor with a new guarantor of the same financial capability or more, or subrogation of the Creditor’s right to the security or guarantee (including without limitation, termination or cancellation of the security or guarantee concerned on a pro rata basis in case and to the extent of any partial repayment to the Creditor).
List of property subject to kun-mortgage

Property	Priority

<See Attachment>

The completion of the registration pursuant to this Agreement is hereby confirmed, and the original certificate of registration has been received.
March 30, 2007
Mortgagor /s/ Kyu-Hyun Kim ((seal))

<Attachment>
List of property subject to kun-mortgage1
Factory at Seoul
(i) Land located at 280, 280-1, 280-2, 280-6, 280-8, 280-9, 281-18 through 281-21, 281-23 and 281-24, Sungsu-dong 2-Ga, Sungdong-gu, Seoul, Korea
(ii) All buildings on the land (i) above
(iii) 2,064 items of machinery & equipment at the land and buildings (i) and (ii) above
Factory at Incheon
(i) Land located at 516-1 through 516-3, 517-2, 517-3 and 518-1 through 518-6, Hyosung-dong, Keyang-gu, Incheon, Korea
(ii) All buildings on the land (i) above
(iii) 1,623 items of machinery & equipment at the land and buildings (i) and (ii) above
(iv) Land located at 412 and 419-1, Chungcheon-dong, Bupyung-gu, Incheon, Korea
(v) All buildings on the land (iv) above
Factory at Gwangju
(i) Land located at 957, Daechon-dong, Buk-gu, Gwangju, Korea
(ii) All buildings on the land (i) above
(iii) 3,526 items of machinery and equipment at the land and buildings (i) and (ii) above

[1]	This is a summary, not a full translation, of the list of mortgaged properties submitted to the court, which list contains the descriptions of each building and every item of machinery/equipment.